EXHIBIT 99.1
FOR IMMEDIATE RELEASE
NOVEMBER 20, 2006

Investor Contact:	Crystal C. Bell, Investor Relations Specialist,
Phone: 214-721-9407

Media Contact:	Jill McMillan, Public Relations Specialist
Phone: 214-721-9271
CROSSTEX ENERGY, INC. ANNOUNCES THREE-FOR-ONE STOCK SPLIT
DALLAS, November 20, 2006 — The Board of Directors of Crosstex Energy, Inc. (NASDAQ: XTXI) has approved a three-for-one stock split to be effected in the form of a stock dividend, as the company has previously announced.
Stockholders of record at the close of business on December 1, 2006, the record date for the stock dividend, will be issued two additional shares of common stock for each share of common stock held as of that date. The additional shares of common stock will be distributed on or about December 15, 2006.
Crosstex Energy, Inc. currently has approximately 15.3 million shares of common stock outstanding. The number of shares of common stock outstanding will increase to approximately 46 million shares as a result of the stock split.
About the Crosstex Energy Companies
Crosstex Energy, L.P. (NASDAQ: XTEX), a midstream natural gas company headquartered in Dallas, operates over 5,000 miles of pipeline, 12 processing plants, four fractionators, and approximately 160 natural gas amine-treating plants in service and approximately 35 dew point control plants. Crosstex currently provides services for over 3.0 Bcf/day of natural gas, or approximately 6.0 percent of marketed U.S. daily production based on August 2006 Department of Energy data.
Crosstex Energy, Inc. owns the two percent general partner interest, a 42 percent limited partner interest, and the incentive distribution rights of Crosstex Energy, L.P.
Additional information about the Crosstex companies can be found at www.crosstexenergy.com